SAKS INCORPORATED ANNOUNCES RESULTS FOR THE

SECOND QUARTER AND SIX MONTHS ENDED AUGUST 3, 2013

Contact:	Julia Bentley
(865) 981-6243
www.saksincorporated.com

New York, New York (August 19, 2013)—Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced results for the second quarter and six months ended August 3, 2013.

Pending Merger with Hudson’s Bay Company

On July 29, 2013, Hudson’s Bay Company (TSX: HBC) (“HBC”) and Saks jointly announced that they entered into a definitive merger agreement whereby HBC will acquire Saks for $16.00 per share in an all-cash transaction valued at approximately $2.9 billion, including debt. The transaction has been approved by each company’s board of directors and is expected to close before the end of the calendar year, subject to approval by Saks’ shareholders, regulatory approvals, and other customary closing conditions.

There is a 40-day “go-shop” period under the terms of the agreement, during which Saks may solicit alternative proposals from third parties. Saks does not anticipate that it will disclose any developments with regard to this process unless and until Saks’ board of directors makes a decision with respect to a potential superior proposal. There can be no assurance that this process will result in a superior proposal. The agreement also includes customary breakup fees payable to HBC in connection with the termination of the agreement in certain circumstances.

Due to the pending transaction, the Company will not hold its regularly scheduled conference call for the investment community and has discontinued providing forward-looking guidance.

Overview of Results for the Second Quarter and Six Months Ended August 3, 2013

For the second quarter ended August 3, 2013, the Company recorded a net loss of $19.6 million, or $.13 per diluted share. The results included after-tax charges totaling $5.2 million comprising $1.1 million of store closing costs, a $1.6 million non-cash pension settlement charge related to the payment of excess lump-sum distributions, and $2.5 million of expenses related to the pending merger with HBC. Excluding these items, the Company would have recorded a net loss of $14.4 million, or $.10 per share, for the second quarter ended August 3, 2013.

For the prior year second quarter ended July 28, 2012, the Company recorded a net loss of $12.3 million, or $.08 per diluted share. The results included after-tax charges totaling $4.3 million comprising $1.5 million of pre-opening costs associated with the Company’s new Tennessee fulfillment center and $2.8 million of asset impairments and store closing costs. Excluding these items, the Company would have recorded a net loss of $8.0 million, or $.05 per share, for the second quarter ended July 28, 2012.

For the six months ended August 3, 2013, the Company recorded net income of $0.4 million, or $.00 per diluted share. The results included after-tax charges totaling $15.3 million comprising $3.4 million of store closing costs, a $7.8 million non-cash loss on extinguishment of debt related to the Company’s redemption of its $230 million 2% Convertible Senior Notes, a non-cash $1.6 million pension settlement charge, and $2.5 million of expenses related to the pending merger with HBC. Excluding these items, the Company would have recorded net income of $15.7 million, or $.11 per share, for the six months ended August 3, 2013.

For the prior year six months ended July 28, 2012, the Company recorded net income of $19.8 million, or $.13 per diluted share. The results included after-tax charges totaling $4.8 million comprising $1.8 million of pre-opening costs associated with the Company’s new Tennessee fulfillment center and $3.0 million of asset impairments and store closing costs. Excluding these items, the Company would have recorded net income of $24.6 million, or $.16 per share, for the six months ended July 28, 2012.

Comments on the Second Quarter and Six Months Ended August 3, 2013

Stephen I. Sadove, Chairman and Chief Executive Officer of the Company, noted, “While the second quarter was our fourteenth consecutive quarter of posting a comparable store sales increase, our sales growth was modestly below our expectations. This shortfall contributed to our second quarter year-over-year gross margin rate decline and SG&A expense deleverage.”

“Our comparable store sales increases of 1.5% in the second quarter and 3.8% for the six months were on top of 4.7% increases in both the second quarter and first six months of last year. Several merchandise categories showed sales strength during the second quarter, including women’s contemporary and advanced designer apparel; dresses; women’s shoes; handbags; fragrances; children’s apparel; and men’s accessories, shoes, and contemporary apparel,” Sadove continued.

The fiscal year ended February 2, 2013 included an extra week, creating a 53-week fiscal year that occurs every six years in the accounting cycle for many retailers, versus a 52-week fiscal year in other years. This 53rd week and later fiscal year end has pushed each of the quarter ends in 2013 later than in the prior year and is distorting certain comparisons. Adjusting for this distortion (comparing the periods ended August 3, 2013 with the periods ended August 4, 2012), management estimates that the current year second quarter and year-to-date comparable store sales increases would have been approximately 4.0% and 4.1%, respectively. On this basis, the New York City flagship store sales performance was better than the comparable store sales performance of the Company’s Saks Fifth Avenue stores in the aggregate for the quarter.

For the second quarter, the Company’s gross margin rate was 36.6% compared to last year’s second quarter rate of 37.2%. For the six months, the gross margin rate was 40.7% compared to 40.9% in the first six months of last year. Sadove commented, “Our gross margin deterioration in the second quarter was principally due to higher levels of markdowns in men’s, women’s shoes, and handbags. Sales in these areas were meaningfully above the Company average but fell below our level of inventory investments in these categories. Consequently, we incurred higher year-over-year markdowns as we progressed through our normal second quarter clearance period. In addition, we delayed the start date of our annual end-of-spring-season clearance sale, and in hindsight, we believe this negatively impacted our sales and gross margin performance for the quarter.”

As a percent of sales, SG&A expenses (excluding the certain items) were 28.8% in the second quarter this year compared to 27.1% in the prior year second quarter and 27.7% for the current year six months compared to 26.1% for the same period last year. As anticipated, the Company experienced deleverage in the quarter and six months primarily related to incremental expenses needed to support its omni-channel and Project Evolution (technology) initiatives and its planned launch of saksoff5th.com, as well as additional marketing expenses targeted to maximize omni-channel revenues. Additionally, the Company’s saks.com sales continued to outpace its store sales, and these online sales carry a higher level of SG&A expenses. As the saks.com sales penetration increases, it is creating some natural SG&A expense deleverage for the Company. Furthermore, weaker than expected second quarter comparable store sales caused additional deleverage.

Excluding the aforementioned certain items, the Company’s operating loss was 3.4% of sales in the current year second quarter compared to an operating loss of 1.0% of sales in the prior year second quarter. Excluding the aforementioned certain items, the Company’s operating income was 2.4% of sales for the current year six months compared to operating income of 4.0% of sales in the prior year six month period.

Balance Sheet Highlights

Consolidated inventories at August 3, 2013 totaled $832.5 million. This represents an 11.1% increase over the prior year on a total basis and a 12.7% increase on a comparable stores basis. Quarter-end inventory levels were somewhat distorted due to the later fiscal quarter end this year of August 3 compared to July 28 last year. There were more receipts in the first week of August this year than in the last week of July last year, as it is typical for merchandise receipts to be more concentrated early in the month. Adjusting for this distortion, management estimates that the Company’s comparable store inventories would have increased by approximately 4.7% at quarter end.

In accordance with FASB Accounting Standard Codification 470 related to accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) (“ASC 470”), issuers of convertible debt instruments must separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The discount (the difference between the convertible rate and a nonconvertible borrowing rate) on the Company’s remaining convertible note issuance is being accreted to interest expense through the note maturity date. Accordingly, at August 3, 2013, $1.6 million of the $91.2 million 7.5% convertible notes balance was classified in equity.

The Company did not repurchase any common stock during the second quarter. For the six month period, the Company repurchased approximately $255,000 of common stock (24,200 shares at an average price per share of $10.52).

At the end of the second quarter, the Company had approximately $10.1 million of cash on hand and $200.0 million of outstanding borrowings on its revolving credit facility.

Funded debt (including the balance on the revolving credit facility, capitalized leases, senior notes, and the debt and equity components of the convertible debenture) at August 3, 2013 totaled approximately $343.2 million, and debt-to-capitalization was 22.9% (without giving effect to cash on hand).

Net capital spending for the second quarter and six months ended August 3, 2013 totaled approximately $22.8 million and $76.1 million, respectively.

Sales Detail

Total sales numbers below represent owned department sales, leased department commissions, shipping and handling revenue, and sales return adjustments for Saks Fifth Avenue stores, Saks Fifth Avenue OFF 5TH stores, and Saks Direct. Total sales (in millions) for the second quarter and six months ended August 3, 2013 compared to last year’s second quarter and six months ended July 28, 2012 were:

	This Year	Last Year	Total Increase	Comparable Increase
Second Quarter	$707.8	$704.1	0.5%	1.5%
Six months	$1,501.0	$1,457.7	3.0%	3.8%

Leased department commissions included in the total sales numbers above were as follows (sales in millions):

	This Year	Last Year
Second Quarter	$12.5	$10.6
Six months	$24.7	$21.7

Other Information

For the current and prior year second quarters and six months ended August 3, 2013 and July 28, 2012, respectively, the Company’s convertible debt was not dilutive; therefore, the applicable shares were not added to the weighted average shares outstanding and the applicable after-tax interest expense was not added to net income for the fully diluted earnings per share calculation.

About the Company

The Company currently operates 41 Saks Fifth Avenue stores, 68 Saks Fifth Avenue OFF 5TH stores, and saks.com. Saks Fifth Avenue is proud to be named a J.D. Power and Associates 2012 Customer Service Champion and is only one of 50 U.S. companies so named.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of Saks’ merger agreement with Hudson’s Bay Company (“HBC”), (2) the failure to obtain Saks shareholder approval of the merger with HBC or the failure to satisfy any of the other closing conditions to the merger, (3) the failure of HBC to obtain the necessary financing arrangements set forth in the debt commitment letter and equity investment agreement providing for its financing of the merger, (4) risks related to disruption of management’s attention from Saks’ ongoing business operations due to the transaction, (5) the effect of the announcement of the merger on the ability of Saks to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business, or on its operating results and business generally, (6) the level of consumer spending for luxury apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; (7) macroeconomic conditions and their effect on consumer spending; (8) the Company’s ability to secure adequate financing; (9) adequate and stable sources of merchandise; (10) the competitive pricing environment within the retail sector; (11) the effectiveness of planned advertising, marketing, and promotional campaigns; (12) favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; (13) appropriate inventory management; (14) effective expense control; (15) successful operation of the Company’s proprietary credit card strategic alliance with Capital One Financial Corporation; (16) geo-political risks; (17) weather conditions and natural disasters; (18) the performance of the financial markets; (19) changes in interest rates; and (20) fluctuations in foreign currency and exchange rates.

Additional factors that may cause Saks’ actual results to differ materially from those described in the forward-looking statements may be found in Saks’ filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended February 2, 2013, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via the Internet at www.sec.gov.

The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Additional Information and Where to Find It

This press release does not constitute a solicitation of any vote or approval. In connection with the proposed merger, Saks will file with the Securities and Exchange Commission (the “SEC”) and mail or otherwise provide to its shareholders a proxy statement regarding the proposed transaction. BEFORE MAKING ANY VOTING DECISION, SAKS’ SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES TO THE PROPOSED MERGER. Investors and security holders may obtain a free copy of the proxy statement and other documents that Saks files with the SEC (when available) from the SEC’s website at www.sec.gov and Saks’ website at www.saksincorporated.com. In addition, the proxy statement and other documents filed by Saks with the SEC (when available) may be obtained from Saks free of charge by directing a request to Saks Incorporated, Investor Relations Department, 12 East 49th Street, New York, New York 10017, 865-981-6243.

Saks and its directors, executive officers and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from Saks’ shareholders with respect to the proposed acquisition of Saks by HBC. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Saks Annual Report on Form 10-K for the fiscal year ended February 2, 2013, and its definitive proxy statement for the 2013 annual meeting of shareholders. Additional information regarding the interests of such individuals in the proposed acquisition of Saks by HBC will be included in the proxy statement relating to such acquisition when it is filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and Saks website at www.saksincorporated.com.

####

SAKS INCORPORATED & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollar amounts in thousands, except per share amounts)

	(UNAUDITED) Three Months Ended
	August 3, 2013		July 28, 2012
Net sales	$707,838	100.0%	$704,115	100.0%
Cost of sales	448,740	63.4%	442,034	62.8%

Gross margin	259,098	36.6%	262,081	37.2%
Selling, general and administrative expenses	210,370	29.7%	190,730	27.1%
Other operating expenses:
Property and equipment rentals	26,966	3.8%	26,082	3.7%
Depreciation and amortization	31,608	4.5%	30,222	4.3%
Taxes other than income taxes	19,935	2.8%	21,007	3.0%
Store pre-opening costs	842	0.1%	3,217	0.5%
Impairments and dispositions	1,881	0.3%	4,680	0.7%

Operating loss	(32,504)	-4.6%	(13,857)	-2.0%
Other income (expense):
Interest expense	(5,579)	-0.8%	(9,552)	-1.4%
Other income (expense), net	(4)	0.0%	624	0.1%

Loss before income taxes	(38,087)	-5.4%	(22,785)	-3.2%
Benefit for income taxes	(18,507)	-2.6%	(10,488)	-1.5%

Net loss	$(19,580)	-2.8%	$(12,297)	-1.7%

Loss per share:
Basic	$(0.13)		$(0.08)
Diluted	$(0.13)		$(0.08)
Weighted-average common shares:
Basic	145,504		151,231
Diluted	145,504		151,231

SAKS INCORPORATED & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollar amounts in thousands, except per share amounts)

	(UNAUDITED) Six Months Ended
	August 3, 2013		July 28, 2012
Net sales	$1,501,033	100.0%	$1,457,722	100.0%
Cost of sales	889,884	59.3%	861,176	59.1%

Gross margin	611,149	40.7%	596,546	40.9%
Selling, general and administrative expenses	421,895	28.1%	380,754	26.1%
Other operating expenses:
Property and equipment rentals	54,944	3.7%	52,243	3.6%
Depreciation and amortization	60,926	4.1%	59,072	4.1%
Taxes other than income taxes	43,734	2.9%	44,385	3.0%
Store pre-opening costs	1,040	0.1%	4,063	0.3%
Impairments and dispositions	5,681	0.4%	4,990	0.3%

Operating income	22,929	1.5%	51,039	3.5%
Other income (expense):
Interest expense	(13,382)	-0.9%	(18,959)	-1.3%
Loss on extinguishment of debt	(13,012)	-0.9%	—	0.0%
Other income, net	78	0.0%	1,447	0.1%

Income (loss) before income taxes	(3,387)	-0.2%	33,527	2.3%
Provision (benefit) for income taxes	(3,802)	-0.3%	13,679	0.9%

Net income	$415	0.0%	$19,848	1.4%

Earnings per share:
Basic	$0.00		$0.13
Diluted	$0.00		$0.13
Weighted-average common shares:
Basic	145,334		152,955
Diluted	147,655		155,936

SAKS INCORPORATED & SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands)

	(UNAUDITED)
	August 3, 2013	July 28, 2012
ASSETS
Current assets
Cash and cash equivalents	$10,096	$138,981
Merchandise inventories	832,511	749,087
Other current assets	119,817	86,852
Deferred income taxes, net	76,899	99,407

Total current assets	1,039,323	1,074,327
Property and equipment, net	931,865	872,070
Deferred income taxes, net	119,818	121,602
Other assets	10,825	24,816

TOTAL ASSETS	$2,101,831	$2,092,815

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$146,429	$132,990
Accrued expenses	259,225	222,214
Accrued compensation and related items	38,048	41,779
Current portion of long-term debt	102,049	8,905

Total current liabilities	545,751	405,888
Long-term debt	239,600	374,348
Other long-term liabilities	161,376	161,389

Total liabilities	946,727	941,625
Commitments and contingencies
Shareholders’ equity	1,155,104	1,151,190

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,101,831	$2,092,815